                                                                      EXHIBIT 23

               CONSENT OF INDEPENDENT CERTIFIED PUBIC ACCOUNTANTS

The Board of Directors
Waddell & Reed Financial, Inc.

We consent to incorporation by reference in the Registration Statements No. 333-65827 and 333-44528 on Forms S-8 of our report dated February 19, 2002, relating to the consolidated balance sheets of Waddell & Reed Financial, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows and the related schedules for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 10-K of Waddell & Reed Financial, Inc.

                                  /s/ KPMG LLP

Kansas City, Missouri
March 12, 2002